Exhibit 99.(a)(1)(C)

AMENDMENT NO. 1

to the

PUT RIGHT NOTICE

To the Holders of All Outstanding

HOLOGIC, INC.

2.00% Convertible Senior Notes due 2037

(CUSIP No. 436440 AA9)1

Reference is made to the Put Right Notice issued by Hologic, Inc. (the “Company”) on November 14, 2013 (the “Original Put Right Notice”) to the Holders of the Notes. All capitalized terms used but not specifically defined in this amendment (the “Amendment”) shall have the respective meanings given to such terms in the Original Put Right Notice.

The Company hereby provides notice to the Holders that the Put Option has been amended to provide Holders until 12:00 midnight, New York City time, on Thursday, December 12, 2013 to exercise the Put Option. The Put Option was previously scheduled to expire at 5:00 p.m., New York City time, on Thursday, December 12, 2013. Additionally, Holders can withdraw their previous exercise of the Put Option with respect to any Notes at any time until 12:00 midnight, New York City time, on Thursday, December 12, 2013. A Holder’s right to withdraw their previous exercise of the Put Option was previously scheduled to expire at 5:00 p.m., New York City time, on Thursday, December 12, 2013.

Additional Information

The information under the caption “Additional Information” in the Original Put Right Notice is hereby amended to include a reference to the following documents (as such documents may be amended from time to time), which contain important information about the Company and its financial condition:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, as filed with the SEC on November 26, 2013;
•	The Company’s Current Reports on Form 8-K filed with the SEC on November 14, 2013, November 15, 2013 and November 21, 2013; and
•	The description of the Company’s preferred share rights contained in the Registration Statement on Form 8-A, filed with the SEC on November 21, 2013.

This Amendment is being made to comply with the rules and procedure requirements of the SEC. Except for the extensions and additional information described above, all of the terms and conditions set forth in the Original Put Right Notice issued to Holders and filed with the SEC on November 14, 2013 remain unchanged.

The Trustee, Paying Agent and Conversion Agent is

Wilmington Trust Company

and for purposes of this Amendment, the address is:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attention: Sam Hamed

Telephone: (302) 636-6181

Facsimile: (302) 636-4139

Email: shamed@wilmingtontrust.com

Any questions or requests for assistance or copies of this Amendment, the Original Put Right Notice or other materials may be directed to the Paying Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Put Option.

* * * * *

HOLOGIC, INC.

By: Wilmington Trust Company, as Trustee

Dated: November 26, 2013

[1]	The CUSIP number has been assigned to the Notes by an organization that is not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness or accuracy on the Notes or as indicated in this Put Right Notice.